STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.  Name of Statutory Trust: DSS AmericaFirst Quantitative Funds

2.  The Certificate of Amendment to the Certificate Trust is hereby amended as follows:

The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to DSS AmericaFirst Funds.

3.  This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 11th day of March 2024 A.D.

By: /s/David S. Friedensohn

Trustee

Name: David S. Friedensohn